Exhibit 99.1

FIRST BANCORP. ANNOUNCES EARNINGS FOR THE QUARTER ENDED SEPTEMBER 30, 2024

SAN JUAN, Puerto Rico – October 23, 2024 – First BanCorp. (the “Corporation” or “First BanCorp.”) (NYSE: FBP), the bank holding company for FirstBank Puerto Rico (“FirstBank” or “the Bank”), today reported a net income of $73.7 million, or $0.45 per diluted share, for the third quarter of 2024, compared to $75.8 million, or $0.46 per diluted share, for the second quarter of 2024, and $82.0 million, or $0.46 per diluted share, for the third quarter of 2023.

Aurelio Alemán, President and Chief Executive Officer of First BanCorp, commented: “Our third quarter results reflect our commitment to deliver consistent performance and our ability to generate organic capital on the back of a stable environment in our main market. We posted a strong return on assets of 1.55%, maintained positive credit performance and stable deposit trends, and made good progress on our capital deployment strategy.

The economy remains on solid footing driven by positive labor market trends and increased business activity. This environment continues to support credit demand and has enabled our strongest quarter of commercial loan originations this year. Our loan portfolio grew by $63 million despite higher levels of unexpected commercial prepayments that amounted to approximately $122 million in the third quarter. Our teams remain focused on expanding existing relationships, building loan pipelines, and adopting new platforms to enable future growth as we close out 2024 and enter 2025.

Net interest income and the margin continued to expand after reaching a trough in the first quarter. We continue to expect that our bond book repricing opportunities will allow for some net interest income expansion in 2025. Finally, consistent with our guidance, we deployed over 100% of our quarterly earnings for the redemption of $50 million in junior subordinated debentures and the payment of common stock dividends. Our franchise is delivering solid results, we have a strong capital base, and we have ample flexibility to prudently allocate that capital into opportunities that best serve the long-term interests of our clients, communities and shareholders.”
	Q3	Q2	Q3	YTD
	2024	2024	2023	2024	2023
	Financial Highlights (1)
Net interest income	$202,064	$199,628	$199,728	$598,212	$600,428
Provision for credit losses	15,245	11,605	4,396	39,017	42,128
Non-interest income	32,502	32,038	30,296	98,523	99,085
Non-interest expenses	122,935	118,682	116,638	362,540	344,823
Income before income taxes	96,386	101,379	108,990	295,178	312,562
Income tax expense	22,659	25,541	26,968	72,155	89,187
Net income	$73,727	$75,838	$82,022	$223,023	$223,375

	Selected Financial Data (1)
Net interest margin	4.25%	4.22%	4.15%	4.21%	4.24%
Efficiency ratio	52.41%	51.23%	50.71%	52.03%	49.29%
Earnings per share - diluted	$0.45	$0.46	$0.46	$1.35	$1.25
Book value per share	$10.38	$9.10	$7.47	$10.38	$7.47
Tangible book value per share (2)	$10.09	$8.81	$7.16	$10.09	$7.16
Return on average equity	18.31%	20.80%	20.70%	19.52%	19.00%
Return on average assets	1.55%	1.61%	1.72%	1.57%	1.59%

.
Results for Third Quarter of 2024 compared to Second Quarter of 2024
Profitability
Net income – $73.7 million, or $0.45 per diluted share compared to $75.8 million, or $0.46 per diluted share.
Income before income taxes – $96.4 million compared to $101.3 million.
Adjusted pre-tax, pre-provision income (Non-GAAP)(2) – $111.6 million, compared to $113.1 million.
Net interest income – $202.1 million compared to $199.6 million. The increase was mainly due to a higher volume of loans and an increase of approximately $1.2 million associated with the effect of an additional day in the third quarter of 2024. Net interest margin increased to 4.25%, compared to 4.22%.
Provision for credit losses – $15.2 million compared to $11.6 million. The increase in provision reflects the impact of higher charge-off levels in the consumer loan and finance lease portfolios, partially offset by reductions associated with the improved financial condition from certain commercial borrowers and improvements in the long-term projections of the unemployment rate primarily in the Puerto Rico region and the commercial real estate (“CRE”) price index.
Non-interest income – $32.5 million compared to $32.0 million. The increase was driven by insurance proceeds of $0.8 million received in the third quarter of 2024.
Non-interest expenses – $122.9 million compared to $118.7 million. The increase was mainly due to a $2.3 million realized gain on the sale of a commercial other real estate owned (“OREO”) property in the Puerto Rico region in the second quarter of 2024 and a $1.6 million increase in employees’ compensation and benefits expense, driven by annual salary merit increases and an additional working day in the third quarter of 2024. The efficiency ratio was 52.41%, compared to 51.23%.

Balance Sheet
Total loans – grew by $62.8 million to $12.5 billion, primarily reflecting growth in the consumer and commercial loan portfolios. Total loan originations, other than credit card utilization activity, of $1.2 billion, up $43.1 million, mainly in commercial and construction loans.
Core deposits (other than brokered and government deposits) – decreased by $36.8 million to $12.7 billion, reflecting a decline of $51.0 million in the Virgin Islands region and $31.5 million in the Puerto Rico region, partially offset by a $45.7 million increase in the Florida region. This decline includes a $96.9 million decrease in non-interest-bearing deposits, partially offset by a $35.9 million increase in time deposits.
Government deposits (fully collateralized) – decreased by $40.1 million to $3.2 billion, mainly in the Virgin Islands region.
Brokered certificates of deposits (“CDs”) – decreased by $104.7 million to $520.0 million, mainly in the Puerto Rico region.

Asset Quality
Allowance for credit losses (“ACL”) coverage ratio – amounted to 1.98%, compared to 2.06%.
Annualized net charge-offs to average loans ratio increased to 0.78%, compared to 0.69%; the increase includes a $1.2 million fully reserved charge-off taken in connection with the sale of an $8.2 million nonaccrual commercial and industrial (“C&I”) loan in the Puerto Rico region.
Non-performing assets – decreased by $7.8 million, driven by the sale and charge-off of the aforementioned nonaccrual C&I loan.

Liquidity and Capital
Liquidity – Cash and cash equivalents amounted to $685.4 million, compared to $586.3 million. When adding $1.8 billion of free high-quality liquid securities that could be liquidated or pledged within one day and $964.7 million in available lending capacity at the Federal Home Loan Bank (“FHLB”), available liquidity amounted to 18.43% of total assets, compared to 18.50%.
Capital – Repurchased $50.0 million of junior subordinated debentures and paid $26.1 million in common stock dividends. Capital ratios exceeded required regulatory levels. The Corporation’s estimated total capital, common equity tier 1 (“CET1”) capital, tier 1 capital, and leverage ratios were 18.25%, 16.18%, 16.18%, and 10.96%, respectively, as of September 30, 2024. On a non-GAAP basis, the tangible common equity ratio(2) increased to  8.79% when compared to 7.66%, driven by the $160.1 million increase in the fair value of available-for-sale debt securities due to changes in market interest rates which is recognized as part of accumulated other comprehensive loss.

(1)	In thousands, except per share information and financial ratios.
(2)	Represents a non-GAAP financial measure. Refer to Non-GAAP Disclosures - Non-GAAP Financial Measures for the definition of and additional information about this non-GAAP financial measure

First BanCorp. Announces Earnings for the Quarter Ended September 30, 2024 – Page 2 of 27
NET INTEREST INCOME

The following table sets forth information concerning net interest income for the last five quarters:

	Quarter Ended
(Dollars in thousands)	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023
Net Interest Income
Interest income	$274,675	$272,245	$268,505	$265,481	$263,405
Interest expense	72,611	72,617	71,985	68,799	63,677
Net interest income	$202,064	$199,628	$196,520	$196,682	$199,728

Average Balances
Loans and leases	$12,354,679	$12,272,816	$12,207,840	$12,004,881	$11,783,456
Total securities, other short-term investments and interest-bearing cash balances	6,509,789	6,698,609	6,720,395	6,835,407	7,325,226
Average interest-earning assets	$18,864,468	$18,971,425	$18,928,235	$18,840,288	$19,108,682

Average interest-bearing liabilities	$11,743,122	$11,868,658	$11,838,159	$11,665,459	$11,671,938

Average Yield/Rate
Average yield on interest-earning assets - GAAP	5.78%	5.76%	5.69%	5.59%	5.47%
Average rate on interest-bearing liabilities - GAAP	2.45%	2.45%	2.44%	2.34%	2.16%
Net interest spread - GAAP	3.33%	3.31%	3.25%	3.25%	3.31%
Net interest margin - GAAP	4.25%	4.22%	4.16%	4.14%	4.15%

Net interest income amounted to $202.1 million for the third quarter of 2024, an increase of $2.5 million, compared to $199.6 million for the second quarter of 2024, including a net increase of approximately $1.2 million associated with the effect of an additional day in the third quarter of 2024. The increase in net interest income reflects the following:

•	A $3.8 million increase in interest income on loans, driven by:

-
A $1.6 million increase in interest income on commercial and construction loans, driven by increases of $1.1 million associated with the effect of an additional day in the third quarter of 2024, and a $0.4 million increase associated with a $37.8 million increase in the average balance.

-
A $1.4 million increase in interest income on consumer loans and finance leases, of which $0.7 million was associated with a $35.3 million increase in the average balance, mainly in the auto loans and finance leases portfolios, and $0.7 million was associated with the effect of an additional day in the third quarter of 2024.

-	An $0.8 million increase in interest income in residential mortgage loans driven by higher interest income recognized on nonaccrual loans that returned to accrual status.

Partially offset by:

•	A $1.0 million decrease in interest income from investment securities driven by a $168.7 million decrease in the average balance.

•	A $0.3 million decrease in interest income from interest-bearing cash balances driven by a $22.2 million reduction in the average cash balances deposited at the Federal Reserve Bank (the “FED”).

Interest expense on interest-bearing liabilities remained relatively flat during the third and second quarters of 2024, as further explained below.

•
A $1.2 million increase in interest expense on time deposits, excluding brokered CDs, mainly due to increases of approximately $0.5 million associated with a $55.8 million increase in the average balance, $0.4 million associated with higher interest rates paid in the third quarter of 2024 on renewals, and $0.3 million associated with the effect of an additional day in the third quarter of 2024. The average cost of non-brokered time deposits in the third quarter of 2024 increased 5 basis points to 3.60% when compared to the previous quarter.

First BanCorp. Announces Earnings for the Quarter Ended September 30, 2024 – Page 3 of 27
Partially offset by:

•	A $1.0 million decrease in interest expense on brokered CDs, primarily related to a $76.1 million reduction in the average balance.

•
A $0.2 million decrease in interest expense on interest-bearing checking and saving accounts, mainly due to a decrease of approximately $0.4 million associated with a $99.2 million reduction in the average balance, partially offset by a $0.3 million increase associated with the effect of an additional day in the third quarter of 2024. The average cost of interest-bearing checking and saving accounts, excluding public sector deposits, remained relatively flat at 0.76% in the third quarter of 2024, when compared to 0.75% in the second quarter.

Net interest margin for the third quarter of 2024 was 4.25%, a 3 basis points increase when compared to the second quarter of 2024, mostly reflecting a change in asset mix resulting from the deployment of cash flows from lower-yielding investment securities to fund loan growth while simultaneously repaying higher rate brokered CDs.

NON-INTEREST INCOME

The following table sets forth information concerning non-interest income for the last five quarters:

	Quarter Ended
	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023
(In thousands)
Service charges and fees on deposit accounts	$9,684	$9,725	$9,662	$9,662	$9,552
Mortgage banking activities	3,199	3,419	2,882	2,094	2,821
Insurance commission income	3,003	2,786	5,507	2,379	2,790
Card and processing income	11,768	11,523	11,312	11,015	10,841
Other non-interest income	4,848	4,585	4,620	8,459	4,292
Non-interest income	$32,502	$32,038	$33,983	$33,609	$30,296

Non-interest income increased by $0.5 million to $32.5 million for the third quarter of 2024, compared to $32.0 million for the second quarter of 2024, mainly due to:

•
A $0.3 million increase in other non-interest income driven by $0.8 million in insurance proceeds received in the third quarter of 2024 related to a 2020 outstanding insurance claim, partially offset by a $0.6 million decrease related to lower realized gains from purchased income tax credits.

•	A $0.2 million increase in card and processing income, mainly in merchant-related referral fees and interchange income due to higher transactional volumes.

•	A $0.2 million increase in insurance commission income.

Partially offset by:

•
A $0.2 million decrease in revenues from mortgage banking activities driven by a lower volume of sales of residential mortgage loans in the secondary market. During the third and second quarters of 2024, Government National Mortgage Association (“GNMA”) securitization transactions and whole loan sales to U.S. government-sponsored enterprises amounted to $38.2 million and $43.5 million, respectively.

First BanCorp. Announces Earnings for the Quarter Ended September 30, 2024 – Page 4 of 27
NON-INTEREST EXPENSES

The following table sets forth information concerning non-interest expenses for the last five quarters:

	Quarter Ended
	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023
(In thousands)
Employees' compensation and benefits	$59,081	$57,456	$59,506	$55,584	$56,535
Occupancy and equipment	22,424	21,851	21,381	21,847	21,781
Business promotion	4,116	4,359	3,842	6,725	4,759
Professional service fees:
Collections, appraisals and other credit-related fees	688	1,149	1,366	952	930
Outsourcing technology services	7,771	7,698	7,469	7,003	7,261
Other professional fees	4,079	3,584	3,841	3,295	2,831
Taxes, other than income taxes	5,665	5,408	5,129	5,535	5,465
FDIC deposit insurance	2,164	2,316	3,102	8,454	2,143
Other insurance and supervisory fees	2,092	2,287	2,293	2,308	2,356
Net gain on OREO operations	(1,339)	(3,609)	(1,452)	(1,005)	(2,153)
Credit and debit card processing expenses	7,095	7,607	5,751	7,360	6,779
Communications	2,170	2,261	2,097	2,134	2,219
Other non-interest expenses	6,929	6,315	6,598	6,413	5,732
Total non-interest expenses	$122,935	$118,682	$120,923	$126,605	$116,638

Non-interest expenses amounted to $122.9 million in the third quarter of 2024, an increase of $4.2 million, from $118.7 million in the second quarter of 2024. Non-interest expenses for the second quarter of 2024 include a $0.2 million charge related to an adjustment to the Federal Deposit Insurance Corporation (“FDIC”) special assessment expense. Refer to Non-GAAP Disclosures - Special Items for additional information. On a non-GAAP basis, excluding the effect of this Special Item (as defined below in Non-GAAP Disclosures - Special Items), adjusted non-interest expenses increased by $4.4 million mainly due to:

•
A $2.3 million decrease in net gain on OREO operations, driven by the aforementioned $2.3 million realized gain on the sale of a commercial real estate OREO property in the Puerto Rico region in the second quarter of 2024.

•
A $1.6 million increase in employees’ compensation and benefits expense, driven by annual salary merit increases and an additional working day in the third quarter of 2024, partially offset by a decrease in payroll taxes due to employees reaching maximum taxable amounts.

•	A $0.6 million increase in other non-interest expenses, mainly due to higher charges for operational and fraud losses, partially offset by a decrease in amortization of intangible assets.

•	A $0.6 million increase in occupancy and equipment expenses, including a $0.1 million increase in rent expense related to a branch which is expected to close during the fourth quarter of 2024.

Partially offset by:

•	A $0.5 million decrease in credit and debit card processing expenses, mainly due to higher reimbursements from credit card networks compared to the second quarter of 2024.

INCOME TAXES

The Corporation recorded an income tax expense of $22.7 million for the third quarter of 2024, compared to $25.5 million for the second quarter of 2024, mainly due to lower pre-tax income and a $0.4 million tax contingency accrual release in connection with the expiration of the statute of limitation on some uncertain tax positions.

The Corporation’s estimated annual effective tax rate, excluding entities with pre-tax losses from which a tax benefit cannot be recognized and discrete items, was 23.7% for the third quarter of 2024, compared to 24.1% for the second quarter of 2024. As of September 30, 2024, the Corporation had a deferred tax asset of $137.5 million, net of a valuation allowance of $121.6 million against the deferred tax assets.

First BanCorp. Announces Earnings for the Quarter Ended September 30, 2024 – Page 5 of 27
CREDIT QUALITY

Non-Performing Assets

The following table sets forth information concerning non-performing assets for the last five quarters:

(Dollars in thousands)	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023
Nonaccrual loans held for investment:
Residential mortgage	$31,729	$31,396	$32,685	$32,239	$31,946
Construction	4,651	4,742	1,498	1,569	1,640
Commercial mortgage	11,496	11,736	11,976	12,205	21,632
C&I	18,362	27,661	25,067	15,250	18,809
Consumer and finance leases	23,106	20,638	21,739	22,444	19,137
Total nonaccrual loans held for investment	$89,344	$96,173	$92,965	$83,707	$93,164
OREO	19,330	21,682	28,864	32,669	28,563
Other repossessed property	8,844	7,513	6,226	8,115	7,063
Other assets (1)	1,567	1,532	1,551	1,415	1,448
Total non-performing assets (2)	$119,085	$126,900	$129,606	$125,906	$130,238

Past due loans 90 days and still accruing (3)	$43,610	$47,173	$57,515	$59,452	$62,892
Nonaccrual loans held for investment to total loans held for investment	0.72%	0.78%	0.76%	0.69%	0.78%
Nonaccrual loans to total loans	0.72%	0.78%	0.75%	0.69%	0.78%
Non-performing assets to total assets	0.63%	0.67%	0.69%	0.67%	0.70%

(1)	Residential pass-through mortgage-backed securities (“MBS”) issued by the Puerto Rico Housing Finance Authority (“PRHFA”) held as part of the available-for-sale debt securities portfolio.
(2)
Excludes purchased-credit deteriorated (“PCD”) loans previously accounted for under Accounting Standards Codification (“ASC”) Subtopic 310-30 for which the Corporation made the accounting policy election of maintaining pools of loans as “units of account” both at the time of adoption of current expected credit losses (“CECL”) on January 1, 2020 and on an ongoing basis for credit loss measurement. These loans will continue to be excluded from nonaccrual loan statistics as long as the Corporation can reasonably estimate the timing and amount of cash flows expected to be collected on the loan pools. The portion of such loans contractually past due 90 days or more amounted to $6.5 million as of September 30, 2024 (June 30, 2024- $7.4 million; March 31, 2024 - $8.6 million; December 31, 2023 - $8.3 million; September 30, 2023 - $8.9 million).

(3)
These include rebooked loans, which were previously pooled into GNMA securities, amounting to $6.6 million as of September 30, 2024 (June 30, 2024- $6.8 million; March 31, 2024 - $8.8 million; December 31, 2023 - $7.9 million; September 30, 2023 - $8.5 million). Under the GNMA program, the Corporation has the option but not the obligation to repurchase loans that meet GNMA’s specified delinquency criteria. For accounting purposes, the loans subject to the repurchase option are required to be reflected on the financial statements with an offsetting liability.

Variances in credit quality metrics:

•
Total non-performing assets decreased by $7.8 million to $119.1 million as of September 30, 2024, compared to $126.9 million as of June 30, 2024. Total nonaccrual loans held for investment decreased by $6.9 million to $89.3 million as of September 30, 2024, compared to $96.2 million as of June 30, 2024.

The decrease in non-performing assets was driven by:

-
A $9.6 million decrease in nonaccrual commercial and construction loans, mainly associated with the sale of an $8.2 million nonaccrual C&I loan in the Puerto Rico region. The sale resulted in a $1.2 million charge-off that had been previously reserved.

-	A $2.3 million decrease in the OREO portfolio balance, mainly attributable to the sale of residential properties in the Puerto Rico region.

Partially offset by:

-	A $2.5 million increase in nonaccrual consumer loans, consisting mainly of auto loans.

-	A $1.3 million increase in other repossessed property, consisting of repossessed automobiles.

-	A $0.3 million increase in nonaccrual residential mortgage loans.

First BanCorp. Announces Earnings for the Quarter Ended September 30, 2024 – Page 6 of 27
•
Inflows to nonaccrual loans held for investment were $38.7 million in the third quarter of 2024, a decrease of $5.3 million, when compared to the second quarter of 2024. Inflows to nonaccrual commercial and construction loans were $1.0 million in the third quarter of 2024, a decrease of $17.1 million when compared to the second quarter of 2024, related to the inflow in the second quarter of a $16.5 million commercial relationship in the Puerto Rico region. Inflows to nonaccrual consumer loans were $33.0 million in the third quarter of 2024, an increase of $10.5 million compared to inflows of $22.5 million in the second quarter of 2024. Inflows to nonaccrual residential mortgage loans were $4.7 million in the third quarter of 2024, an increase of $1.3 million compared to inflows of $3.4 million in the second quarter of 2024. See Early Delinquency below for additional information.

•
Adversely classified commercial and construction loans decreased by $9.1 million to $77.7 million as of September 30, 2024, also driven by the sale and charge-off of the aforementioned nonaccrual C&I loan.

Early Delinquency

Total loans held for investment in early delinquency (i.e., 30-89 days past due accruing loans, as defined in regulatory reporting instructions) amounted to $143.4 million as of September 30, 2024, a decrease of $4.0 million, compared to $147.4 million as of June 30, 2024. The variances by major portfolio are as follows:

•	Consumer loans in early delinquency decreased by $7.9 million to $103.9 million, mainly in the auto loans and finance leases portfolios.

•	Residential mortgage loans in early delinquency decreased by $0.4 million to $31.9 million.

Partially offset by:

•
Commercial and construction loans in early delinquency increased by $4.3 million to $7.6 million, mainly due to a C&I loan in the Florida region that matured and is in the process of renewal but for which the Corporation continued to receive interest and principal payments from the borrower.

First BanCorp. Announces Earnings for the Quarter Ended September 30, 2024 – Page 7 of 27
Allowance for Credit Losses

The following table summarizes the activity of the ACL for on-balance sheet and off-balance sheet exposures during the third and second quarters of 2024:

	Quarter Ended September 30, 2024
	Loans and Finance Leases					Debt Securities
(Dollars in thousands)	Residential Mortgage Loans	Commercial and Construction Loans	Consumer Loans and Finance Leases	Total Loans and Finance Leases	Unfunded Loans Commitments	Held-to- Maturity	Available- for-Sale	Total ACL
Allowance for Credit Losses
Allowance for credit losses, beginning balance	$46,051	$70,172	$138,309	$254,532	$4,502	$1,267	$549	$260,850
Provision for credit losses - (benefit) expense	(5,476)	(6,435)	28,381	16,470	(1,041)	(148)	(36)	15,245
Net recoveries (charge-offs)	76	(1,088)	(22,994)	(24,006)	-	-	13	(23,993)
Allowance for credit losses, end of period	$40,651	$62,649	$143,696	$246,996	$3,461	$1,119	$526	$252,102
Amortized cost of loans and finance leases	$2,820,147	$5,884,535	$3,741,342	$12,446,024
Allowance for credit losses on loans to amortized cost	1.44%	1.06%	3.84%	1.98%

	Quarter Ended June 30, 2024
	Loans and Finance Leases					Debt Securities
(Dollars in thousands)	Residential Mortgage Loans	Commercial and Construction Loans	Consumer Loans and Finance Leases	Total Loans and Finance Leases	Unfunded Loans Commitments	Held-to- Maturity	Available- for-Sale	Total ACL
Allowance for Credit Losses
Allowance for credit losses, beginning balance	$56,689	$73,337	$133,566	$263,592	$4,919	$1,235	$442	$270,188
Provision for credit losses - (benefit) expense	(10,593)	(4,198)	26,721	11,930	(417)	32	60	11,605
Net (charge-offs) recoveries	(45)	1,033	(21,978)	(20,990)	-	-	47	(20,943)
Allowance for credit losses, end of period	$46,051	$70,172	$138,309	$254,532	$4,502	$1,267	$549	$260,850
Amortized cost of loans and finance leases	$2,809,666	$5,863,843	$3,711,999	$12,385,508
Allowance for credit losses on loans to amortized cost	1.64%	1.20%	3.73%	2.06%

Allowance for Credit Losses for Loans and Finance Leases

As of September 30, 2024, the ACL for loans and finance leases was $247.0 million, a decrease of $7.5 million, from $254.5 million as of June 30, 2024. The decrease was mainly related to the ACL for commercial and construction loans, which decreased by $7.5 million, mainly due to releases associated with the improved financial condition of certain commercial borrowers and the improvement in the forecasted CRE price index, as well as the effect of the aforementioned $1.2 million charge-off recorded on the sale of a nonaccrual C&I loan that had been previously reserved. The ACL for residential mortgage loans decreased by $5.4 million, driven by updated macroeconomic variables, mainly in the long-term projection of the unemployment rate in the Puerto Rico region. Meanwhile, the ACL for consumer loans increased by $5.4 million, driven by higher charge-off levels and loan portfolio growth.

The provision for credit losses on loans and finance leases was $16.5 million for the third quarter of 2024, compared to $11.9 million in the second quarter of 2024, as detailed below:

•
Provision for credit losses for the residential mortgage loan portfolio was a net benefit of $5.5 million for the third quarter of 2024, compared to a net benefit of $10.6 million for the second quarter of 2024. The net benefit recorded during the third quarter of 2024 was driven by the aforementioned changes in macroeconomic variables. Meanwhile, the net benefit recorded during the second quarter of 2024 was driven by updated historical loss experience used for determining the ACL estimate resulting in a downward revision of estimated loss severities and lower required reserve levels.

•
Provision for credit losses for the consumer loan and finance lease portfolios was an expense of $28.4 million for the third quarter of 2024, compared to an expense of $26.7 million for the second quarter of 2024. The increase in provision expense was driven by higher charge-off levels in these portfolios.

•
Provision for credit losses for the commercial and construction loan portfolios was a net benefit of $6.4 million for the third quarter of 2024, compared to a net benefit of $4.2 million for the second quarter of 2024. The increase in net benefit during the third quarter of 2024 was driven by the aforementioned improvement in the financial condition of certain commercial borrowers, and, to a lesser extent, an improvement in the forecasted CRE price index.

The ratio of the ACL for loans and finance leases to total loans held for investment was 1.98% as of September 30, 2024, compared to 2.06% as of June 30, 2024. The ratio of the total ACL for loans and finance leases to nonaccrual loans held for investment was 276.46% as of September 30, 2024, compared to 264.66% as of June 30, 2024.

First BanCorp. Announces Earnings for the Quarter Ended September 30, 2024 – Page 8 of 27
Net Charge-Offs

The following table presents ratios of annualized net (recoveries) charge-offs to average loans held-in-portfolio for the last five quarters:

	Quarter Ended
	September 30, 2024	June 30, 2024	March 31, 2024		December 31, 2023	September 30, 2023

Residential mortgage	-0.01%	0.01%	0.03%		-0.04%	-0.01%
Construction	-0.02%	-0.02%	-0.02%		0.01%	-3.18%
Commercial mortgage	-0.01%	-0.07%	-0.01%		0.09%	-0.01%
Commercial and Industrial	0.14%	-0.08%	-0.59%		0.00%	-0.02%
Consumer loans and finance leases	2.47%	2.38%	1.70%	(1)	2.26%	1.79%
Total loans	0.78%	0.69%	0.37%	(1)	0.69%	0.48%

(1)
The $9.5 million recovery associated with the bulk sale of fully charged-off consumer loans during the first quarter of 2024 reduced the consumer loans and finance leases and total net charge-offs to related average loans ratio for the quarter ended March 31, 2024 by 104 basis points and 31 basis points, respectively.

The ratios above are based on annualized net charge-offs and are not necessarily indicative of the results expected in subsequent periods.

Net charge-offs were $24.0 million for the third quarter of 2024, or an annualized 0.78% of average loans, compared to $21.0 million, or an annualized 0.69% of average loans, in the second quarter of 2024. The $3.0 million increase in net charge-offs was driven by the aforementioned $1.2 million charge-off recorded on the sale of a nonaccrual C&I loan in the third quarter of 2024; $1.2 million in recoveries recorded on two commercial loans in the Florida region during the second quarter of 2024; and a $1.0 million increase in net charge-offs in consumer loans and finance leases.

Allowance for Credit Losses for Unfunded Loan Commitments

As of September 30, 2024, the ACL for off-balance sheet credit exposures decreased to $3.5 million, compared to $4.5 million as of June 30, 2024, driven by an improvement on the economic outlook of certain macroeconomic variables, particularly in variables associated with the CRE price index.

Allowance for Credit Losses for Debt Securities

As of September 30, 2024, the ACL for debt securities was $1.6 million, of which $1.1 million related to Puerto Rico municipal bonds classified as held-to-maturity, compared to $1.8 million and $1.3 million, respectively, as of June 30, 2024.

First BanCorp. Announces Earnings for the Quarter Ended September 30, 2024 – Page 9 of 27
STATEMENT OF FINANCIAL CONDITION

Total assets were approximately $18.9 billion as of September 30, 2024, down $22.2 million from June 30, 2024.

The following variances within the main components of total assets are noted:

•
A $99.1 million increase in cash and cash equivalents, mainly related to net cash inflows from the investment securities portfolio, partially offset by repayments of brokered CDs, the redemption of $50.0 million in outstanding trust-preferred securities (“TruPS”) and loan growth funding. The redemption of TruPS was aligned with the Corporation’s plan for optimization of its capital structure while reducing financing costs.

•
An $82.3 million decrease in investment securities, driven by maturities of $140.8 million and principal repayments of $117.3 million, which include repayments of $101.7 million of U.S. agencies MBS and debentures and $15.6 million of municipal bonds, partially offset by a $160.1 million increase in the fair value of available-for-sale debt securities attributable to changes in market interest rates and $16.1 million in purchases of Community Reinvestment Act qualified debt securities during the third quarter of 2024.

•
A $62.8 million increase in total loans. The growth consisted of increases of $65.3 million in the Puerto Rico region and $47.5 million in the Florida region, partially offset by a $50.0 million decrease in the Virgin Islands region. On a portfolio basis, the variance consisted of increases of $29.4 million in consumer loans, primarily auto loans and finance leases in the Puerto Rico region, $20.7 million in commercial and construction loans, and $12.7 million in residential mortgage loans. The increase in commercial and construction loans was mainly related to growth in the Florida and Puerto Rico regions of approximately $40.8 million and $29.1 million, respectively, partially offset by a $49.2 million decrease in the Virgin Islands region. The increase is net of multiple repayments, including a $54.8 million repayment of a government line of credit in the Virgin Islands region, a $36.3 million repayment of a commercial loan in the Puerto Rico region, and $31.0 million in repayments prior to maturity of three commercial loans in the Florida region.

Total loan originations, including refinancings, renewals, and draws from existing commitments (excluding credit card utilization activity), amounted to $1.2 billion in the third quarter of 2024, an increase of $43.1 million compared to the second quarter of 2024.

Total loan originations in the Puerto Rico region amounted to $902.2 million in the third quarter of 2024, compared to $840.5 million in the second quarter of 2024. The $61.7 million increase in total loan originations was mainly in commercial and construction loans, driven by five C&I originations totaling $107.1 million, each in excess of $10 million, partially offset by decreases in commercial mortgage and construction loan originations.

Total loan originations in the Virgin Islands region amounted to $34.7 million in the third quarter of 2024, compared to $20.8 million in the second quarter of 2024. The $13.9 million increase in total loan originations was mainly in commercial and construction loans.

Total loan originations in the Florida region amounted to $248.4 million in the third quarter of 2024, compared to $280.9 million in the second quarter of 2024. The $32.5 million decline in total loan originations consisted of decreases of $23.0 million in commercial and construction loans, mainly in C&I loans; $7.0 million in residential mortgage loans; and $2.5 million in consumer loans.

•
An $87.3 million decrease in other assets, in part due to the settlement in the third quarter of 2024 of certain receivables associated with amounts in transit related to customer payments and prepaid assets.

First BanCorp. Announces Earnings for the Quarter Ended September 30, 2024 – Page 10 of 27
Total liabilities were approximately $17.2 billion as of September 30, 2024, a decrease of $231.6 million from June 30, 2024.

•	Total deposits decreased $181.6 million consisting of:

o
A $104.7 million decrease in brokered CDs, mainly in the Puerto Rico region. The decline reflects maturing short-term brokered CDs amounting to $170.2 million with an all-in cost of 5.38% that were paid off during the third quarter of 2024, partially offset by $65.5 million of new issuances with original average maturities of approximately 1 year and an all-in cost of 4.86%.

o
A $40.1 million decrease in government deposits, which includes a decline of $47.9 million in the Virgin Islands region, partially offset by increases of $7.6 million in the Puerto Rico region and $0.2 million in the Florida region.

o
A $36.8 million decrease in deposits, excluding brokered CDs and government deposits, reflecting decreases of $51.0 million in the Virgin Islands region and $31.5 million in the Puerto Rico region, partially offset by a $45.7 million increase in the Florida region. The decrease in such deposits includes a $96.9 million decrease in non-interest-bearing deposits, partially offset by a $35.9 million increase in time deposits.

•	A $50.0 million decrease in other borrowings related to the aforementioned redemption of outstanding TruPS issued by FBP Statutory Trust II.

Total stockholders’ equity amounted to $1.7 billion as of September 30, 2024, an increase of $209.4 million from June 30, 2024, driven by a $160.1 million increase in the fair value of available-for-sale debt securities due to changes in market interest rates recognized as part of accumulated other comprehensive loss and the net income generated in the third quarter of 2024, partially offset by $26.3 million in common stock dividends declared in the third quarter of 2024.

As of September 30, 2024, capital ratios exceeded the required regulatory levels for bank holding companies and well-capitalized banks. The Corporation’s estimated CET1 capital, tier 1 capital, total capital and leverage ratios under the Basel III rules were 16.18%, 16.18%, 18.25%, and 10.96%, respectively, as of September 30, 2024, compared to CET1 capital, tier 1 capital, total capital, and leverage ratios of 15.77%, 15.77%, 18.21%, and 10.63%, respectively, as of June 30, 2024.

Meanwhile, estimated CET1 capital, tier 1 capital, total capital and leverage ratios of our banking subsidiary, FirstBank, were 16.00%, 16.76%, 18.01%, and 11.36%, respectively, as of September 30, 2024, compared to CET1 capital, tier 1 capital, total capital and leverage ratios of 15.97%, 16.73%, 17.98%, and 11.29%, respectively, as of June 30, 2024.

LIQUIDITY

Cash and cash equivalents increased by $99.1 million to $685.4 million as of September 30, 2024. When adding $1.8 billion of free high-quality liquid securities that could be liquidated or pledged within one day, total core liquidity amounted to $2.5 billion as of September 30, 2024, or 13.32% of total assets, compared to $2.5 billion, or 13.37% of total assets as of June 30, 2024. In addition, as of September 30, 2024, the Corporation had $964.7 million available for credit with the FHLB based on the value of collateral pledged with the FHLB. As such, the basic liquidity ratio (which includes cash, free high-quality liquid assets such as U.S. government and government-sponsored enterprises’ obligations that could be liquidated or pledged within one day, and available secured lines of credit with the FHLB to total assets) was approximately 18.43% as of September 30, 2024, compared to 18.50% as of June 30, 2024.

In addition to the aforementioned available credit from the FHLB, the Corporation also maintains borrowing capacity at the FED Discount Window Program. The Corporation had approximately $2.6 billion available for funding under the FED’s Borrower-In-Custody Program as of September 30, 2024. In the aggregate, as of September 30, 2024, the Corporation had $6.1 billion, or 131% of estimated uninsured deposits (excluding fully collateralized government deposits), available to meet liquidity needs.

The Corporation’s total deposits, excluding brokered CDs, amounted to $15.8 billion as of September 30, 2024, compared to $15.9 billion as of June 30, 2024, which includes $3.2 billion in government deposits that are fully collateralized as of each of September 30, 2024 and June 30, 2024. Excluding fully collateralized government deposits and FDIC-insured deposits, as of September 30, 2024, the estimated amount of uninsured deposits was $4.6 billion, which represents 29.25% of total deposits, compared to $4.5 billion, or 28.46% of total deposits, as of June 30, 2024. Refer to Table 11 in the accompanying tables (Exhibit A) for additional information about the deposits composition.

First BanCorp. Announces Earnings for the Quarter Ended September 30, 2024 – Page 11 of 27
Tangible Common Equity (Non-GAAP)

On a non-GAAP basis, the Corporation’s tangible common equity ratio increased to 8.79% as of September 30, 2024, compared to 7.66% as of June 30, 2024, driven by the $160.1 million increase in the fair value of available-for-sale debt securities. Refer to Non-GAAP Disclosures- Non-GAAP Financial Measures for the definition of and additional information about this non-GAAP financial measure.

The following table presents a reconciliation of the Corporation’s tangible common equity and tangible assets to the most comparable GAAP items as of the indicated dates:

	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023
(In thousands, except ratios and per share information)
Tangible Equity:
Total common equity - GAAP	$1,700,885	$1,491,460	$1,479,717	$1,497,609	$1,303,068
Goodwill	(38,611)	(38,611)	(38,611)	(38,611)	(38,611)
Other intangible assets	(8,260)	(9,700)	(11,542)	(13,383)	(15,229)
Tangible common equity - non-GAAP	$1,654,014	$1,443,149	$1,429,564	$1,445,615	$1,249,228

Tangible Assets:
Total assets - GAAP	$18,859,170	$18,881,374	$18,890,961	$18,909,549	$18,594,608
Goodwill	(38,611)	(38,611)	(38,611)	(38,611)	(38,611)
Other intangible assets	(8,260)	(9,700)	(11,542)	(13,383)	(15,229)
Tangible assets - non-GAAP	$18,812,299	$18,833,063	$18,840,808	$18,857,555	$18,540,768
Common shares outstanding	163,876	163,865	166,707	169,303	174,386

Tangible common equity ratio - non-GAAP	8.79%	7.66%	7.59%	7.67%	6.74%
Tangible book value per common share - non-GAAP	$10.09	$8.81	$8.58	$8.54	$7.16

First BanCorp. Announces Earnings for the Quarter Ended September 30, 2024 – Page 12 of 27
Exposure to Puerto Rico Government

As of September 30, 2024, the Corporation had $309.0 million of direct exposure to the Puerto Rico government, its municipalities, and public corporations, a decrease of $7.7 million when compared to $316.7 million as of June 30, 2024, mainly due to multiple repayments. As of September 30, 2024, approximately $195.6 million of the exposure consisted of loans and obligations of municipalities in Puerto Rico that are supported by assigned property tax revenues and for which, in most cases, the good faith, credit, and unlimited taxing power of the applicable municipality have been pledged to their repayment, and $50.9 million consisted of loans and obligations which are supported by one or more specific sources of municipal revenues. The Corporation’s total direct exposure to the Puerto Rico government also included $8.8 million in a loan extended to an affiliate of the Puerto Rico Electric Power Authority and $50.7 million in loans to agencies of Puerto Rico public corporations. In addition, the total direct exposure included an obligation of the Puerto Rico government, specifically a residential pass-through MBS issued by the PRHFA, at an amortized cost of $3.0 million (fair value of $1.6 million as of September 30, 2024), included as part of the Corporation’s available-for-sale debt securities portfolio. This residential pass-through MBS issued by the PRHFA is collateralized by certain second mortgages and had an unrealized loss of $1.4 million as of September 30, 2024, of which $0.3 million is due to credit deterioration.

The aforementioned exposure to municipalities in Puerto Rico included $92.1 million of financing arrangements with Puerto Rico municipalities that were issued in bond form but underwritten as loans with features that are typically found in commercial loans.  These bonds are accounted for as held-to-maturity debt securities.

As of each of September 30, 2024 and June 30, 2024, the Corporation had $2.7 billion of public sector deposits in Puerto Rico. Approximately 22% of the public sector deposits as of September 30, 2024 were from municipalities and municipal agencies in Puerto Rico, and 78% were from public corporations, the Puerto Rico central government and agencies, and U.S. federal government agencies in Puerto Rico.

First BanCorp. Announces Earnings for the Quarter Ended September 30, 2024 – Page 13 of 27
NON-GAAP DISCLOSURES

This press release contains GAAP financial measures and non-GAAP financial measures. Non-GAAP financial measures are used when management believes that the presentation of these non-GAAP financial measures enhances the ability of analysts and investors to analyze trends in the Corporation’s business and understand the performance of the Corporation. The Corporation may utilize these non-GAAP financial measures as guides in its budgeting and long-term planning process. Where non-GAAP financial measures are used, the most comparable GAAP financial measure, as well as the reconciliation of the non-GAAP financial measure to the most comparable GAAP financial measure, can be found in the text or in the tables in or attached to this press release. Any analysis of these non-GAAP financial measures should be used only in conjunction with results presented in accordance with GAAP.

Certain non-GAAP financial measures, such as adjusted net income and adjusted earnings per share, adjusted pre-tax, pre-provision income, and adjusted non-interest expenses exclude the effect of items that management believes are not reflective of core operating performance (the “Special Items”). Other non-GAAP financial measures include adjusted net interest income and adjusted net interest income margin, tangible common equity, tangible book value per common share, and certain capital ratios. These measures should be read in conjunction with the accompanying tables (Exhibit A), which are an integral part of this press release, and the Corporation’s other financial information that is presented in accordance with GAAP.

Special Items

The financial results for the nine-month periods ended September 30, 2024 and 2023 included the following Special Items:

Quarter Ended June 30, 2024 and Nine-Month Period Ended September 30, 2024

FDIC Special Assessment Expense

Charges of $0.2 million ($0.1 million after-tax, calculated based on the statutory tax rate of 37.5%) and $1.1 million ($0.7 million after-tax, calculated based on the statutory tax rate of 37.5%) were recorded in the second quarter of 2024 and nine-month period ended September 30, 2024, respectively, to increase the initial estimated FDIC special assessment resulting from the FDIC’s updates related to the loss estimate in connection with losses to the Deposit Insurance Fund associated with protecting uninsured deposits following the failures of certain financial institutions during the first half of 2023. The aforementioned charges increased the estimated FDIC special assessment to a total of $7.4 million, which was the revised estimated loss reflected in the FDIC invoice for the first quarterly collection period with a payment date of June 28, 2024. The FDIC deposit special assessment is reflected in the condensed consolidated statements of income as part of “FDIC deposit insurance” expenses.

Nine-Month Period Ended September 30, 2023

Gain Recognized from Legal Settlement

During the second quarter of 2023, the Corporation recognized a $3.6 million ($2.3 million after-tax, calculated based on the statutory tax rate of 37.5%) gain from a legal settlement reflected in the condensed consolidated statements of income as part of other non-interest income.

Gain on Early Extinguishment of Debt

During the second quarter of 2023, the Corporation recognized a $1.6 million gain on the repurchase of $21.4 million in junior subordinated debentures reflected in the condensed consolidated statements of income as “Gain on early extinguishment of debt.” The junior subordinated debentures are reflected in the condensed consolidated statements of financial condition as “Other borrowings.” The purchase price equated to 92.5% of the $21.4 million par value. The 7.5% discount resulted in the gain of $1.6 million. The gain, realized at the holding company level, had no effect on the income tax expense in the second quarter of 2023.

First BanCorp. Announces Earnings for the Quarter Ended September 30, 2024 – Page 14 of 27
Non-GAAP Financial Measures

Adjusted Pre-Tax, Pre-Provision Income

Adjusted pre-tax, pre-provision income is a non-GAAP performance metric that management uses and believes that investors may find useful in analyzing underlying performance trends, particularly in times of economic stress, including as a result of natural catastrophes or health epidemics. Adjusted pre-tax, pre-provision income, as defined by management, represents income before income taxes adjusted to exclude the provisions for credit losses on loans, unfunded loan commitments and debt securities. In addition, from time to time, earnings are also adjusted for certain items that management believes are not reflective of core operating performance, which are regarded as Special Items.

Tangible Common Equity Ratio and Tangible Book Value per Common Share

The tangible common equity ratio and tangible book value per common share are non-GAAP financial measures that management believes are generally used by the financial community to evaluate capital adequacy. Tangible common equity is total common equity less goodwill and other intangible assets. Tangible assets are total assets less goodwill and other intangible assets. Tangible common equity ratio is tangible common equity divided by tangible assets. Tangible book value per common share is tangible assets divided by common shares outstanding. Refer to Statement of Financial Condition - Tangible Common Equity (Non-GAAP) for a reconciliation of the Corporation’s total stockholders’ equity and total assets in accordance with GAAP to the non-GAAP financial measures of tangible common equity and tangible assets, respectively. Management uses and believes that many stock analysts use the tangible common equity ratio and tangible book value per common share in conjunction with other more traditional bank capital ratios to compare the capital adequacy of banking organizations with significant amounts of goodwill or other intangible assets, typically stemming from the use of the purchase method of accounting for mergers and acquisitions. Accordingly, the Corporation believes that disclosure of these financial measures may be useful to investors. Neither tangible common equity nor tangible assets, or the related measures, should be considered in isolation or as a substitute for stockholders’ equity, total assets, or any other measure calculated in accordance with GAAP. Moreover, the manner in which the Corporation calculates its tangible common equity, tangible assets, and any other related measures may differ from that of other companies reporting measures with similar names.

Net Interest Income Excluding Valuations, and on a Tax-Equivalent Basis

Net interest income, interest rate spread, and net interest margin are reported excluding the changes in the fair value of derivative instruments and on a tax-equivalent basis in order to provide to investors additional information about the Corporation’s net interest income that management uses and believes should facilitate comparability and analysis of the periods presented. The changes in the fair value of derivative instruments have no effect on interest due or interest earned on interest-bearing liabilities or interest-earning assets, respectively. The tax-equivalent adjustment to net interest income recognizes the income tax savings when comparing taxable and tax-exempt assets and assumes a marginal income tax rate. Income from tax-exempt earning assets is increased by an amount equivalent to the taxes that would have been paid if this income had been taxable at statutory rates. Refer to Table 4 in the accompanying tables (Exhibit A) for a reconciliation of the Corporation’s net interest income to adjusted net interest income excluding valuations, and on a tax-equivalent basis. Management believes that it is a standard practice in the banking industry to present net interest income, interest rate spread, and net interest margin on a fully tax-equivalent basis. This adjustment puts all earning assets, most notably tax-exempt securities and tax-exempt loans, on a common basis that management believes facilitates comparison of results to the results of peers.

First BanCorp. Announces Earnings for the Quarter Ended September 30, 2024 – Page 15 of 27
NET INCOME AND RECONCILIATION TO ADJUSTED NET INCOME (NON-GAAP)

The following table shows, for the third quarters of 2024 and 2023, net income and earnings per diluted share, and reconciles, for the second quarter of 2024 and nine-month periods ended September 30, 2024 and 2023, net income to adjusted net income and adjusted earnings per diluted share, which are non-GAAP financial measures that exclude the significant Special Items discussed in the Non-GAAP Disclosures - Special Items section.

	Quarter Ended			Nine-Month Period Ended
	September 30, 2024	June 30, 2024	September 30, 2023	September 30, 2024	September 30, 2023
(In thousands, except per share information)
Net income, as reported (GAAP)	$73,727	$75,838	$82,022	$223,023	$223,375
Adjustments:
FDIC special assessment expense	-	152	-	1,099	-
Gain recognized from legal settlement	-	-	-	-	(3,600)
Gain on early extinguishment of debt	-	-	-	-	(1,605)
Income tax impact of adjustments (1)	-	(57)	-	(412)	1,350
Adjusted net income attributable to common stockholders (non-GAAP)	$73,727	$75,933	$82,022	$223,710	$219,520
Weighted-average diluted shares outstanding	163,872	165,543	176,962	165,730	179,144
Earnings Per Share - diluted (GAAP)	$0.45	$0.46	$0.46	$1.35	$1.25
Adjusted Earnings Per Share - diluted (non-GAAP)	$0.45	$0.46	$0.46	$1.35	$1.23

(1)	See Non-GAAP Disclosures - Special Items above for discussion of the individual tax impact related to the above adjustments.

INCOME BEFORE INCOME TAXES AND RECONCILIATION TO ADJUSTED PRE-TAX, PRE-PROVISION INCOME (NON-GAAP)

The following table reconciles income before income taxes to adjusted pre-tax, pre-provision income for the last five quarters and for the nine-month periods ended September 30, 2024 and 2023:
	Quarter Ended					Nine-Month Period Ended
	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023	September 30, 2024	September 30, 2023
(Dollars in thousands)
Income before income taxes	$96,386	$101,379	$97,413	$84,874	$108,990	$295,178	$312,562
Add: Provision for credit losses expense	15,245	11,605	12,167	18,812	4,396	39,017	42,128
Add: FDIC special assessment expense	-	152	947	6,311	-	1,099	-
Less: Gain recognized from legal settlement	-	-	-	-	-	-	(3,600)
Less: Gain on early extinguishment of debt	-	-	-	-	-	-	(1,605)
Adjusted pre-tax, pre-provision income (1)	$111,631	$113,136	$110,527	$109,997	$113,386	$335,294	$349,485
Change from most recent prior period (amount)	$(1,505)	$2,609	$530	$(3,389)	$(4,578)	$(14,191)	$(3,553)
Change from most recent prior period (percentage)	-1.3%	2.4%	0.5%	-3.0%	-3.9%	-4.1%	-1.0%

(1)	Non-GAAP financial measure. See Non-GAAP Disclosures above for the definition and additional information about this non-GAAP financial measure.

Conference Call / Webcast Information

First BanCorp.’s senior management will host an earnings conference call and live webcast on Wednesday, October 23, 2024, at 10:00 a.m. (Eastern Time). The call may be accessed via a live Internet webcast through the Corporation’s investor relations website, fbpinvestor.com, or through a dial-in telephone number at (833) 470-1428 or (404) 975-4839. The participant access code is 104808. The Corporation recommends that listeners go to the web site at least 15 minutes prior to the call to download and install any necessary software. Following the webcast presentation, a question and answer session will be made available to research analysts and institutional investors. A replay of the webcast will be archived in the Corporation’s investor relations website, fbpinvestor.com, until October 23, 2025. A telephone replay will be available one hour after the end of the conference call through November 22, 2024, at (866) 813-9403. The replay access code is 131916.

First BanCorp. Announces Earnings for the Quarter Ended September 30, 2024 – Page 16 of 27
Safe Harbor

This press release may contain “forward-looking statements” concerning the Corporation’s future economic, operational, and financial performance. The words or phrases “expect,” “anticipate,” “intend,” “should,” “would,” “will,” “plans,” “forecast,” “believe,” and similar expressions are meant to identify “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created by such sections. The Corporation cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date hereof, and advises readers that any such forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties, estimates, and assumptions by us that are difficult to predict. Various factors, some of which are beyond our control, including, but not limited to, the uncertainties more fully discussed in Part I, Item 1A, “Risk Factors” of the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2023, as updated in the Corporation’s subsequent Quarterly Reports on Form 10-Q, and the following, could cause actual results to differ materially from those expressed in, or implied by, such forward-looking statements: the effect of the current global interest rate environment (including the potential for ongoing reductions in interest rates) and inflation levels on the level, composition and performance of the Corporation’s assets and liabilities, and corresponding effects on the Corporation’s net interest income, net interest margin, loan originations, deposit attrition, overall results of operations, and liquidity position; the effects of changes in the interest rate environment, including any adverse change in the Corporation’s ability to attract and retain clients and gain acceptance from current and prospective customers for new products and services, including those related to the offering of digital banking and financial services; volatility in the financial services industry, including failures or rumored failures of other depository institutions, and actions taken by governmental agencies to stabilize the financial system, which could result in, among other things, bank deposit runoffs, liquidity constraints, and increased regulatory requirements and costs; the effect of continued changes in the fiscal and monetary policies and regulations of the U.S. federal government, the Puerto Rico government and other governments, including those determined by the Federal Reserve Board, the Federal Reserve Bank of New York, the FDIC, government-sponsored housing agencies and regulators in Puerto Rico, the U.S., and the U.S. and British Virgin Islands, that may affect the future results of the Corporation; uncertainty as to the ability of FirstBank to retain its core deposits and generate sufficient cash flow through its wholesale funding sources, such as securities sold under agreements to repurchase, FHLB advances, and brokered CDs, which may require us to sell investment securities at a loss; adverse changes in general political and economic conditions in Puerto Rico, the U.S., and the U.S. and British Virgin Islands, including in the interest rate environment, unemployment rates, market liquidity, housing absorption rates, real estate markets, and U.S. capital markets, which may affect funding sources, loan portfolio performance and credit quality, market prices of investment securities, and demand for the Corporation’s products and services, and which may reduce the Corporation’s revenues and earnings and the value of the Corporation’s assets; the impact of government financial assistance for hurricane recovery and other disaster relief on economic activity in Puerto Rico, and the timing and pace of disbursements of funds earmarked for disaster relief; the ability of the Corporation, FirstBank, and third-party service providers to identify and prevent cyber-security incidents, such as data security breaches, ransomware, malware, “denial of service” attacks, “hacking,” identity theft, and state-sponsored cyberthreats, and the occurrence of and response to any incidents that occur, which may result in misuse or misappropriation of confidential or proprietary information, disruption, or damage to our systems or those of third-party service providers on which we rely, increased costs and losses and/or adverse effects to our reputation; general competitive factors and other market risks as well as the implementation of existent or planned strategic growth opportunities, including risks, uncertainties, and other factors or events related to any business acquisitions, dispositions, strategic partnerships, strategic operational investments, including systems conversions, and any anticipated efficiencies or other expected results related thereto; uncertainty as to the implementation of the debt restructuring plan of Puerto Rico and the fiscal plan for Puerto Rico as certified on June 5, 2024, by the oversight board established by the Puerto Rico Oversight, Management, and Economic Stability Act, or any revisions to it, on our clients and loan portfolios, and any potential impact from future economic or political developments and tax regulations in Puerto Rico; the impact of changes in accounting standards, or determinations and assumptions in applying those standards, and of forecasts of economic variables considered for the determination of the ACL; the ability of FirstBank to realize the benefits of its net deferred tax assets; the ability of FirstBank to generate sufficient cash flow to pay dividends to the Corporation; environmental, social, and governance matters, including our climate-related initiatives and commitments; the impacts of natural or man-made disasters, the emergence or continuation of widespread health emergencies, geopolitical conflicts (including sanctions, war or armed conflict, such as the ongoing conflict in Ukraine, the conflict in the Middle East, and the possible expansion of such conflicts in surrounding areas and potential geopolitical consequences), terrorist attacks, or other catastrophic external events, including impacts of such events on general economic conditions and on the Corporation’s assumptions regarding forecasts of economic variables; the risk that additional portions of the unrealized losses in the Corporation’s debt securities portfolio are determined to be credit-related, resulting in additional charges to the provision for credit losses on the Corporation’s debt securities portfolio, and the potential for additional credit losses that could emerge from the downgrade of the U.S.’s Long-Term Foreign-Currency Issuer Default Rating to ‘AA+’ from ‘AAA’ in August 2023 and subsequent negative ratings outlooks; the impacts of applicable legislative, tax, or regulatory changes or changes in legislative, tax, or regulatory priorities, potential government shutdowns, and political impasses, including uncertainties regarding the U.S. debt ceiling and federal budget, as well as of the 2024 U.S. and Puerto Rico general election, on the Corporation’s financial condition or performance; the risk of possible failure or circumvention of the Corporation’s internal controls and procedures and the risk that the Corporation’s risk management policies may not be adequate; the risk that the FDIC may further increase the deposit insurance premium and/or require further special assessments, causing an additional increase in the Corporation’s non-interest expenses; any need to recognize impairments on the Corporation’s financial instruments, goodwill, and other intangible assets; the risk that the impact of the occurrence of any of these uncertainties on the Corporation’s capital would preclude further growth of FirstBank and preclude the Corporation’s Board of Directors from declaring dividends; and uncertainty as to whether FirstBank will be able to continue to satisfy its regulators regarding, among other things, its asset quality, liquidity plans, maintenance of capital levels, and compliance with applicable laws, regulations and related requirements. The Corporation does not undertake to, and specifically disclaims any obligation to update any “forward-looking statements” to reflect occurrences or unanticipated events or circumstances after the date of such statements, except as required by the federal securities laws.

First BanCorp. Announces Earnings for the Quarter Ended September 30, 2024 – Page 17 of 27
About First BanCorp.

First BanCorp. is the parent corporation of FirstBank Puerto Rico, a state-chartered commercial bank with operations in Puerto Rico, the U.S., and the British Virgin Islands and Florida, and of FirstBank Insurance Agency. First BanCorp.’s shares of common stock trade on the New York Stock Exchange under the symbol FBP. Additional information about First BanCorp. may be found at www.1firstbank.com.

###

First BanCorp.
Ramon Rodriguez
Senior Vice President
Corporate Strategy and Investor Relations
ramon.rodriguez@firstbankpr.com
(787) 729-8200 Ext. 82179

First BanCorp. Announces Earnings for the Quarter Ended September 30, 2024 – Page 18 of 27
EXHIBIT A

Table 1 – Condensed Consolidated Statements of Financial Condition

	As of
	September 30, 2024	June 30, 2024	December 31, 2023
(In thousands, except for share information)
ASSETS
Cash and due from banks	$684,028	$581,843	$661,925
Money market investments:
Time deposits with other financial institutions	500	500	300
Other short-term investments	843	3,939	939
Total money market investments	1,343	4,439	1,239
Debt securities available for sale, at fair value (ACL of $526 as of September 30, 2024; $549 as of June 30, 2024; and $511 as of December 31, 2023)	4,894,781	4,957,311	5,229,984
Debt securities held to maturity, at amortized cost, net of ACL of $1,119 as of September 30, 2024; $1,267 as of June 30, 2024; and $2,197 as of December 31, 2023 (fair value of $316,854 as of September 30, 2024; $333,690 as of June 30, 2024; and $346,132 as of December 31, 2023)	322,023	343,168	351,981
Total debt securities	5,216,804	5,300,479	5,581,965
Equity securities	52,432	51,037	49,675
Total investment securities	5,269,236	5,351,516	5,631,640
Loans, net of ACL of $246,996 as of September 30, 2024; $254,532 as of June 30, 2024; and $261,843 as of December 31, 2023	12,199,028	12,130,976	11,923,640
Loans held for sale, at lower of cost or market	12,641	10,392	7,368
Total loans, net	12,211,669	12,141,368	11,931,008
Accrued interest receivable on loans and investments	67,112	77,895	77,716
Premises and equipment, net	136,401	138,554	142,016
OREO	19,330	21,682	32,669
Deferred tax asset, net	137,484	142,725	150,127
Goodwill	38,611	38,611	38,611
Other intangible assets	8,260	9,700	13,383
Other assets	285,696	373,041	229,215
Total assets	$18,859,170	$18,881,374	$18,909,549
LIABILITIES
Deposits:
Non-interest-bearing deposits	$5,275,733	$5,406,054	$5,404,121
Interest-bearing deposits	11,071,657	11,122,902	11,151,864
Total deposits	16,347,390	16,528,956	16,555,985
Advances from the FHLB	500,000	500,000	500,000
Other borrowings	111,700	161,700	161,700
Accounts payable and other liabilities	199,195	199,258	194,255
Total liabilities	17,158,285	17,389,914	17,411,940
STOCKHOLDERSʼ EQUITY
Common stock, $0.10 par value, 223,663,116 shares issued (September 30, 2024 - 163,875,810 shares outstanding; June 30, 2024 - 163,865,453 shares outstanding; and December 31, 2023 - 169,302,812 shares outstanding)	22,366	22,366	22,366
Additional paid-in capital	962,973	961,254	965,707
Retained earnings	1,989,419	1,941,980	1,846,112
Treasury stock, at cost (September 30, 2024 - 59,787,306 shares; June 30, 2024 - 59,797,663 shares; and December 31, 2023 - 54,360,304 shares)	(790,252)	(790,465)	(697,406)
Accumulated other comprehensive loss	(483,621)	(643,675)	(639,170)
Total stockholdersʼ equity	1,700,885	1,491,460	1,497,609
Total liabilities and stockholdersʼ equity	$18,859,170	$18,881,374	$18,909,549

First BanCorp. Announces Earnings for the Quarter Ended September 30, 2024 – Page 19 of 27
Table 2 – Condensed Consolidated Statements of Income

	Quarter Ended			Nine-Month Period Ended
	September 30, 2024	June 30, 2024	September 30, 2023	September 30, 2024	September 30, 2023
(In thousands, except per share information)
Net interest income:
Interest income	$274,675	$272,245	$263,405	$815,425	$758,005
Interest expense	72,611	72,617	63,677	217,213	157,577
Net interest income	202,064	199,628	199,728	598,212	600,428
Provision for credit losses - expense (benefit):
Loans	16,470	11,930	10,643	41,317	47,669
Unfunded loan commitments	(1,041)	(417)	(128)	(1,177)	488
Debt securities	(184)	92	(6,119)	(1,123)	(6,029)
Provision for credit losses - expense	15,245	11,605	4,396	39,017	42,128
Net interest income after provision for credit losses	186,819	188,023	195,332	559,195	558,300

Non-interest income:
Service charges and fees on deposit accounts	9,684	9,725	9,552	29,071	28,380
Mortgage banking activities	3,199	3,419	2,821	9,500	8,493
Gain on early extinguishment of debt	-	-	-	-	1,605
Card and processing income	11,768	11,523	10,841	34,603	32,894
Other non-interest income	7,851	7,371	7,082	25,349	27,713
Total non-interest income	32,502	32,038	30,296	98,523	99,085

Non-interest expenses:
Employees’ compensation and benefits	59,081	57,456	56,535	176,043	167,271
Occupancy and equipment	22,424	21,851	21,781	65,656	64,064
Business promotion	4,116	4,359	4,759	12,317	12,901
Professional service fees	12,538	12,431	11,022	37,645	34,591
Taxes, other than income taxes	5,665	5,408	5,465	16,202	15,701
FDIC deposit insurance	2,164	2,316	2,143	7,582	6,419
Net gain on OREO operations	(1,339)	(3,609)	(2,153)	(6,400)	(6,133)
Credit and debit card processing expenses	7,095	7,607	6,779	20,453	18,637
Other non-interest expenses	11,191	10,863	10,307	33,042	31,372
Total non-interest expenses	122,935	118,682	116,638	362,540	344,823

Income before income taxes	96,386	101,379	108,990	295,178	312,562
Income tax expense	22,659	25,541	26,968	72,155	89,187

Net income	$73,727	$75,838	$82,022	$223,023	$223,375

Net income attributable to common stockholders	$73,727	$75,838	$82,022	$223,023	$223,375

Earnings per common share:
Basic	$0.45	$0.46	$0.47	$1.35	$1.25
Diluted	$0.45	$0.46	$0.46	$1.35	$1.25

First BanCorp. Announces Earnings for the Quarter Ended September 30, 2024 – Page 20 of 27
Table 3 – Selected Financial Data

	Quarter Ended			Nine-Month Period Ended
	September 30, 2024	June 30, 2024	September 30, 2023	September 30, 2024	September 30, 2023
(Shares in thousands)
Per Common Share Results:
Net earnings per share - basic	$0.45	$0.46	$0.47	$1.35	$1.25
Net earnings per share - diluted	$0.45	$0.46	$0.46	$1.35	$1.25
Cash dividends declared	$0.16	$0.16	$0.14	$0.48	$0.42
Average shares outstanding	163,059	164,945	176,358	165,041	178,486
Average shares outstanding diluted	163,872	165,543	176,962	165,730	179,144
Book value per common share	$10.38	$9.10	$7.47	$10.38	$7.47
Tangible book value per common share (1)	$10.09	$8.81	$7.16	$10.09	$7.16
Common stock price: end of period	$21.17	$18.29	$13.46	$21.17	$13.46
Selected Financial Ratios (In Percent):
Profitability:
Return on average assets	1.55	1.61	1.72	1.57	1.59
Return on average equity	18.31	20.80	20.70	19.52	19.00
Interest rate spread (2)	3.42	3.41	3.41	3.39	3.60
Net interest margin (2)	4.34	4.32	4.24	4.31	4.36
Efficiency ratio (3)	52.41	51.23	50.71	52.03	49.29
Capital and Other:
Average total equity to average total assets	8.46	7.74	8.32	8.06	8.39
Total capital	18.25	18.21	18.84	18.25	18.84
Common equity Tier 1 capital	16.18	15.77	16.35	16.18	16.35
Tier 1 capital	16.18	15.77	16.35	16.18	16.35
Leverage	10.96	10.63	10.57	10.96	10.57
Tangible common equity ratio (1)	8.79	7.66	6.74	8.79	6.74
Dividend payout ratio	35.39	34.80	30.10	35.52	33.56
Basic liquidity ratio (4)	18.43	18.50	19.67	18.43	19.67
Core liquidity ratio (5)	13.32	13.37	14.58	13.32	14.58
Loan to deposit ratio	76.21	75.00	72.77	76.21	72.77
Uninsured deposits, excluding fully collateralized deposits, to total deposits (6)	29.25	28.46	27.74	29.25	27.74

Asset Quality:
Allowance for credit losses for loans and finance leases to total loans held for investment	1.98	2.06	2.21	1.98	2.21
Net charge-offs (annualized) to average loans outstanding	0.78	0.69	0.48	0.61	0.54
Provision for credit losses for loans and finance leases to net charge-offs	68.61	56.84	75.56	73.56	102.22
Non-performing assets to total assets	0.63	0.67	0.70	0.63	0.70
Nonaccrual loans held for investment to total loans held for investment	0.72	0.78	0.78	0.72	0.78
Allowance for credit losses for loans and finance leases to total nonaccrual loans held for investment	276.46	264.66	282.96	276.46	282.96
Allowance for credit losses for loans and finance leases to total nonaccrual loans held for investment, excluding residential estate loans	428.70	392.94	430.62	428.70	430.62

(1)
Non-GAAP financial measures. Refer to Non-GAAP Disclosures and Statement of Financial Condition - Tangible Common Equity (Non-GAAP) above for additional information about the components and a reconciliation of these measures.

(2)
Non-GAAP financial measures reported on a tax-equivalent basis and excluding changes in the fair value of derivative instruments. Refer to Non-GAAP Disclosures and Table 4 below for additional information and a reconciliation of these measures.

(3)	Non-interest expenses to the sum of net interest income and non-interest income.
(4)	Defined as the sum of cash and cash equivalents, free high quality liquid assets that could be liquidated within one day, and available secured lines of credit with the FHLB to total assets.
(5)	Defined as the sum of cash and cash equivalents and free high quality liquid assets that could be liquidated within one day to total assets.
(6)	Exclude insured deposits not covered by federal deposit insurance.

First BanCorp. Announces Earnings for the Quarter Ended September 30, 2024 – Page 21 of 27
Table 4 – Reconciliation of Net Interest Income to Net Interest Income Excluding Valuations and on a Tax-Equivalent Basis

The following table reconciles net interest income in accordance with GAAP to net interest income excluding valuations, and net interest income on a tax-equivalent basis for the third and second quarters of 2024, the third quarter of 2023, and the nine-month periods ended September 30, 2024 and 2023, respectively. The table also reconciles net interest spread and net interest margin to these items excluding valuations, and on a tax-equivalent basis.

	Quarter Ended			Nine-Month Period Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
(Dollars in thousands)	2024	2024	2023	2024	2023
Net Interest Income
Interest income - GAAP	$274,675	$272,245	$263,405	$815,425	$758,005
Unrealized loss (gain) on derivative instruments	5	-	(3)	3	-
Interest income excluding valuations - non-GAAP	274,680	272,245	263,402	815,428	758,005
Tax-equivalent adjustment	4,528	4,866	4,690	14,207	16,577
Interest income on a tax-equivalent basis and excluding valuations - non-GAAP	$279,208	$277,111	$268,092	$829,635	$774,582
Interest expense - GAAP	$72,611	$72,617	$63,677	$217,213	$157,577
Net interest income - GAAP	$202,064	$199,628	$199,728	$598,212	$600,428
Net interest income excluding valuations - non-GAAP	$202,069	$199,628	$199,725	$598,215	$600,428
Net interest income on a tax-equivalent basis and excluding valuations - non-GAAP	$206,597	$204,494	$204,415	$612,422	$617,005

Average Balances
Loans and leases	$12,354,679	$12,272,816	$11,783,456	$12,278,724	$11,632,424
Total securities, other short-term investments and interest-bearing cash balances	6,509,789	6,698,609	7,325,226	6,642,446	7,297,528
Average Interest-Earning Assets	$18,864,468	$18,971,425	$19,108,682	$18,921,170	$18,929,952
Average Interest-Bearing Liabilities	$11,743,122	$11,868,658	$11,671,938	$11,816,378	$11,271,354
Average Assets (1)	$18,883,374	$18,884,431	$18,895,980	$18,875,397	$18,748,479
Average Non-Interest-Bearing Deposits	$5,341,589	$5,351,308	$5,621,233	$5,333,838	$5,861,680

Average Yield/Rate
Average yield on interest-earning assets - GAAP	5.78%	5.76%	5.47%	5.74%	5.35%
Average rate on interest-bearing liabilities - GAAP	2.45%	2.45%	2.16%	2.45%	1.87%
Net interest spread - GAAP	3.33%	3.31%	3.31%	3.29%	3.48%
Net interest margin - GAAP	4.25%	4.22%	4.15%	4.21%	4.24%
Average yield on interest-earning assets excluding valuations - non-GAAP	5.78%	5.76%	5.47%	5.74%	5.35%
Average rate on interest-bearing liabilities	2.45%	2.45%	2.16%	2.45%	1.87%
Net interest spread excluding valuations - non-GAAP	3.33%	3.31%	3.31%	3.29%	3.48%
Net interest margin excluding valuations - non-GAAP	4.25%	4.22%	4.15%	4.21%	4.24%
Average yield on interest-earning assets on a tax-equivalent basis and excluding valuations - non-GAAP	5.87%	5.86%	5.57%	5.84%	5.47%
Average rate on interest-bearing liabilities	2.45%	2.45%	2.16%	2.45%	1.87%
Net interest spread on a tax-equivalent basis and excluding valuations - non-GAAP	3.42%	3.41%	3.41%	3.39%	3.60%
Net interest margin on a tax-equivalent basis and excluding valuations - non-GAAP	4.34%	4.32%	4.24%	4.31%	4.36%

(1)	Includes, among other things, the ACL on loans and finance leases and debt securities, as well as unrealized gains and losses on available-for-sale debt securities.

First BanCorp. Announces Earnings for the Quarter Ended September 30, 2024 – Page 22 of 27
Table 5 – Quarterly Statement of Average Interest-Earning Assets and Average Interest-Bearing Liabilities (On a Tax-Equivalent Basis)

	Average Volume			Interest Income (1) / Expense			Average Rate (1)
Quarter Ended	September 30,	June 30,	September 30,	September 30,	June 30,	September 30,	September 30,	June 30,	September 30,
	2024	2024	2023	2024	2024	2023	2024	2024	2023
(Dollars in thousands)
Interest-earning assets:
Money market and other short-term investments	$645,398	$667,564	$807,883	$8,782	$9,060	$10,956	5.40%	5.44%	5.38%
Government obligations (2)	2,520,133	2,619,778	2,817,646	8,458	8,947	9,415	1.33%	1.37%	1.33%
MBS	3,290,547	3,359,598	3,650,737	13,830	14,339	15,677	1.67%	1.71%	1.70%
FHLB stock	33,985	34,032	34,666	804	818	768	9.39%	9.64%	8.79%
Other investments	19,726	17,637	14,294	73	244	61	1.47%	5.55%	1.69%
Total investments (3)	6,509,789	6,698,609	7,325,226	31,947	33,408	36,877	1.95%	2.00%	2.00%
Residential mortgage loans	2,816,343	2,807,639	2,800,675	41,505	40,686	39,640	5.85%	5.81%	5.62%
Construction loans	195,001	245,219	183,507	4,417	4,955	4,937	8.99%	8.10%	10.67%
C&I and commercial mortgage loans	5,616,658	5,528,607	5,261,849	102,768	100,919	93,711	7.26%	7.32%	7.07%
Finance leases	885,807	873,908	808,480	17,290	17,255	15,802	7.74%	7.92%	7.75%
Consumer loans	2,840,870	2,817,443	2,728,945	81,281	79,888	77,125	11.35%	11.37%	11.21%
Total loans (4) (5)	12,354,679	12,272,816	11,783,456	247,261	243,703	231,215	7.94%	7.96%	7.78%
Total interest-earning assets	$18,864,468	$18,971,425	$19,108,682	$279,208	$277,111	$268,092	5.87%	5.86%	5.57%

Interest-bearing liabilities:
Time deposits	$3,057,918	$3,002,159	$2,708,297	$27,768	$26,588	$19,852	3.60%	3.55%	2.91%
Brokered CDs	600,319	676,421	318,831	7,656	8,590	3,830	5.06%	5.09%	4.77%
Other interest-bearing deposits	7,429,163	7,528,378	7,956,856	28,280	28,493	30,616	1.51%	1.52%	1.53%
Securities sold under agreements to repurchase	-	-	26,254	-	-	359	0.00%	0.00%	5.43%
Advances from the FHLB	500,000	500,000	500,000	5,672	5,610	5,675	4.50%	4.50%	4.50%
Other borrowings	155,722	161,700	161,700	3,235	3,336	3,345	8.24%	8.27%	8.21%
Total interest-bearing liabilities	$11,743,122	$11,868,658	$11,671,938	$72,611	$72,617	$63,677	2.45%	2.45%	2.16%
Net interest income				$206,597	$204,494	$204,415
Interest rate spread							3.42%	3.41%	3.41%
Net interest margin							4.34%	4.32%	4.24%

(1)
Non-GAAP financial measures reported on a tax-equivalent basis. The tax-equivalent yield was estimated by dividing the interest rate spread on exempt assets by 1 less the Puerto Rico statutory tax rate of 37.5% and adding to it the cost of interest-bearing liabilities. When adjusted to a tax-equivalent basis, yields on taxable and exempt assets are comparable. Changes in the fair value of derivative instruments are excluded from interest income because the changes in valuation do not affect interest paid or received. Refer to Non-GAAP Disclosures - Non-GAAP Financial Measures and Table 4 above for additional information and a reconciliation of these measures.

(2)	Government obligations include debt issued by government-sponsored agencies.
(3)	Unrealized gains and losses on available-for-sale debt securities are excluded from the average volumes.
(4)	Average loan balances include the average of non-performing loans.
(5)
Interest income on loans includes $3.2 million, $3.1 million, and $2.9 million, for the quarters ended September 30, 2024, June 30, 2024, and September 30, 2023, respectively, of income from prepayment penalties and late fees related to the Corporation’s loan portfolio.

First BanCorp. Announces Earnings for the Quarter Ended September 30, 2024 – Page 23 of 27
Table 6 – Year-to-Date Statement of Average Interest-Earning Assets and Average Interest-Bearing Liabilities (On a Tax-Equivalent Basis)

	Average Volume		Interest Income (1) / Expense		Average Rate (1)
Nine-Month Period Ended	September 30, 2024	September 30, 2023	September 30, 2024	September 30, 2023	September 30, 2024	September 30, 2023
(Dollars in thousands)
Interest-earning assets:
Money market and other short-term investments	$615,679	$611,308	$25,096	$23,486	5.43%	5.14%
Government obligations (2)	2,607,706	2,878,603	26,458	31,153	1.35%	1.45%
MBS	3,366,866	3,756,654	43,407	52,160	1.72%	1.86%
FHLB stock	34,217	37,234	2,476	1,969	9.64%	7.07%
Other investments	17,978	13,729	383	258	2.84%	2.51%
Total investments (3)	6,642,446	7,297,528	97,820	109,026	1.96%	2.00%
Residential mortgage loans	2,811,447	2,814,667	122,664	119,298	5.81%	5.67%
Construction loans	219,601	159,914	13,909	10,516	8.44%	8.79%
C&I and commercial mortgage loans	5,550,259	5,207,216	302,761	268,886	7.27%	6.90%
Finance leases	874,508	771,366	51,672	44,325	7.87%	7.68%
Consumer loans	2,822,909	2,679,261	240,809	222,531	11.36%	11.10%
Total loans (4) (5)	12,278,724	11,632,424	731,815	665,556	7.94%	7.65%
Total interest-earning assets	$18,921,170	$18,929,952	$829,635	$774,582	5.84%	5.47%

Interest-bearing liabilities:
Time deposits	$2,984,413	$2,522,061	$78,766	$46,301	3.52%	2.45%
Brokered CDs	675,226	273,586	25,926	9,178	5.11%	4.49%
Other interest-bearing deposits	7,497,046	7,674,759	85,708	70,308	1.52%	1.22%
Securities sold under agreements to repurchase	-	72,648	-	2,756	0.00%	5.07%
Advances from the FHLB	500,000	553,993	16,892	18,899	4.50%	4.56%
Other borrowings	159,693	174,307	9,921	10,135	8.28%	7.77%
Total interest-bearing liabilities	$11,816,378	$11,271,354	$217,213	$157,577	2.45%	1.87%
Net interest income			$612,422	$617,005
Interest rate spread					3.39%	3.60%
Net interest margin					4.31%	4.36%

(1)
Non-GAAP financial measures reported on a tax-equivalent basis. The tax-equivalent yield was estimated by dividing the interest rate spread on exempt assets by 1 less the Puerto Rico statutory tax rate of 37.5% and adding to it the cost of interest-bearing liabilities. When adjusted to a tax-equivalent basis, yields on taxable and exempt assets are comparable. Changes in the fair value of derivative instruments are excluded from interest income because the changes in valuation do not affect interest paid or received. Refer to Non-GAAP Disclosures - Non-GAAP Financial Measures and Table 4 above for additional information and a reconciliation of these measures.

(2)	Government obligations include debt issued by government-sponsored agencies.
(3)	Unrealized gains and losses on available-for-sale debt securities are excluded from the average volumes.
(4)	Average loan balances include the average of non-performing loans.
(5)
Interest income on loans includes $9.5 million and $8.9 million for the nine-month periods ended September 30, 2024 and 2023, respectively, of income from prepayment penalties and late fees related to the Corporation's loan portfolio.

First BanCorp. Announces Earnings for the Quarter Ended September 30, 2024 – Page 24 of 27
Table 7 – Loan Portfolio by Geography

	As of September 30, 2024
	Puerto Rico	Virgin Islands	United States	Consolidated
(In thousands)
Residential mortgage loans	$2,168,590	$159,088	$492,469	$2,820,147

Commercial loans:
Construction loans	173,352	2,001	31,989	207,342
Commercial mortgage loans	1,728,552	68,781	674,547	2,471,880
Commercial and Industrial loans	2,161,688	81,942	961,683	3,205,313
Commercial loans	4,063,592	152,724	1,668,219	5,884,535

Finance leases	893,374	-	-	893,374

Consumer loans	2,770,616	69,751	7,601	2,847,968
Loans held for investment	9,896,172	381,563	2,168,289	12,446,024

Loans held for sale	12,641	-	-	12,641
Total loans	$9,908,813	$381,563	$2,168,289	$12,458,665

	As of June 30, 2024
	Puerto Rico	Virgin Islands	United States	Consolidated
(In thousands)
Residential mortgage loans	$2,163,245	$161,057	$485,364	$2,809,666

Commercial loans:
Construction loans	160,093	3,681	22,183	185,957
Commercial mortgage loans	1,697,939	62,821	662,549	2,423,309
Commercial and Industrial loans	2,176,489	135,456	942,632	3,254,577
Commercial loans	4,034,521	201,958	1,627,364	5,863,843

Finance leases	880,312	-	-	880,312

Consumer loans	2,755,077	68,540	8,070	2,831,687
Loans held for investment	9,833,155	431,555	2,120,798	12,385,508

Loans held for sale	10,392	-	-	10,392
Total loans	$9,843,547	$431,555	$2,120,798	$12,395,900

	As of December 31, 2023
	Puerto Rico	Virgin Islands	United States	Consolidated
(In thousands)
Residential mortgage loans	$2,187,875	$168,131	$465,720	$2,821,726

Commercial loans:
Construction loans	111,664	3,737	99,376	214,777
Commercial mortgage loans	1,725,325	65,312	526,446	2,317,083
Commercial and Industrial loans	2,130,368	119,040	924,824	3,174,232
Commercial loans	3,967,357	188,089	1,550,646	5,706,092

Finance leases	856,815	-	-	856,815

Consumer loans	2,726,457	68,498	5,895	2,800,850
Loans held for investment	9,738,504	424,718	2,022,261	12,185,483

Loans held for sale	7,368	-	-	7,368
Total loans	$9,745,872	$424,718	$2,022,261	$12,192,851

First BanCorp. Announces Earnings for the Quarter Ended September 30, 2024 – Page 25 of 27
Table 8 – Non-Performing Assets by Geography

	As of September 30, 2024
(In thousands)	Puerto Rico	Virgin Islands	United States	Total
Nonaccrual loans held for investment:
Residential mortgage	$16,047	$6,434	$9,248	$31,729
Construction	3,687	964	-	4,651
Commercial mortgage	2,734	8,762	-	11,496
Commercial and Industrial	17,131	1,231	-	18,362
Consumer and finance leases	22,763	307	36	23,106
Total nonaccrual loans held for investment	62,362	17,698	9,284	89,344
OREO	15,715	3,615	-	19,330
Other repossessed property	8,655	186	3	8,844
Other assets (1)	1,567	-	-	1,567
Total non-performing assets (2)	$88,299	$21,499	$9,287	$119,085
Past due loans 90 days and still accruing (3)	$40,458	$3,152	$-	$43,610

	As of June 30, 2024
(In thousands)	Puerto Rico	Virgin Islands	United States	Total
Nonaccrual loans held for investment:
Residential mortgage	$16,895	$6,446	$8,055	$31,396
Construction	3,776	966	-	4,742
Commercial mortgage	2,865	8,871	-	11,736
Commercial and Industrial	26,387	1,274	-	27,661
Consumer and finance leases	20,276	326	36	20,638
Total nonaccrual loans held for investment	70,199	17,883	8,091	96,173
OREO	17,413	4,202	67	21,682
Other repossessed property	7,330	183	-	7,513
Other assets (1)	1,532	-	-	1,532
Total non-performing assets (2)	$96,474	$22,268	$8,158	$126,900
Past due loans 90 days and still accruing (3)	$44,028	$3,145	$-	$47,173

	As of December 31, 2023
(In thousands)	Puerto Rico	Virgin Islands	United States	Total
Nonaccrual loans held for investment:
Residential mortgage	$18,324	$6,688	$7,227	$32,239
Construction	595	974	-	1,569
Commercial mortgage	3,106	9,099	-	12,205
Commercial and Industrial	13,414	1,169	667	15,250
Consumer and finance leases	21,954	419	71	22,444
Total nonaccrual loans held for investment	57,393	18,349	7,965	83,707
OREO	28,382	4,287	-	32,669
Other repossessed property	7,857	252	6	8,115
Other assets (1)	1,415	-	-	1,415
Total non-performing assets (2)	$95,047	$22,888	$7,971	$125,906
Past due loans 90 days and still accruing (3)	$53,308	$6,005	$139	$59,452

(1)	Residential pass-through MBS issued by the PRHFA held as part of the available-for-sale debt securities portfolio.
(2)
Excludes PCD loans previously accounted for under ASC Subtopic 310-30 for which the Corporation made the accounting policy election of maintaining pools of loans as “units of account” both at the time of adoption of CECL on January 1, 2020 and on an ongoing basis for credit loss measurement. These loans will continue to be excluded from nonaccrual loan statistics as long as the Corporation can reasonably estimate the timing and amount of cash flows expected to be collected on the loan pools. The portion of such loans contractually past due 90 days or more amounted to $6.5 million as of September 30, 2024 (June 30, 2024 - $7.4 million; December 31, 2023 - $8.3 million).

(3)
These include rebooked loans, which were previously pooled into GNMA securities, amounting to $6.6 million as of September 30, 2024 (June 30, 2024 - $6.8 million; December 31, 2023 - $7.9 million). Under the GNMA program, the Corporation has the option but not the obligation to repurchase loans that meet GNMA's specified delinquency criteria. For accounting purposes, the loans subject to the repurchase option are required to be reflected on the financial statements with an offsetting liability.

First BanCorp. Announces Earnings for the Quarter Ended September 30, 2024 – Page 26 of 27
Table 9 – Allowance for Credit Losses on Loans and Finance Leases

Quarter Ended	Nine-Month Period Ended
September 30,	June 30,	September 30,	September 30,	September 30,
2024	2024	2023	2024	2023
(Dollars in thousands)
Allowance for credit losses on loans and finance leases, beginning of period	$254,532	$263,592	$267,058	$261,843	$260,464
Impact of adoption of ASU 2022-02	-	-	-	-	2,116
Provision for credit losses on loans and finance leases expense	16,470	11,930	10,643	41,317	47,669
Net recoveries (charge-offs) of loans and finance leases:
Residential mortgage	76	(45)	35	(213)	(840)
Construction	11	14	1,459	35	1,893
Commercial mortgage	41	393	74	474	192
Commercial and Industrial	(1,140)	626	152	4,146	(6,094)
Consumer loans and finance leases	(22,994)	(21,978)	(15,806)	(60,606	)(1)	(41,785)
Net charge-offs	(24,006)	(20,990)	(14,086)	(56,164	)(1)	(46,634)
Allowance for credit losses on loans and finance leases, end of period	$246,996	$254,532	$263,615	$246,996	$263,615

Allowance for credit losses on loans and finance leases to period end total loans held for investment	1.98%	2.06%	2.21%	1.98%	2.21%
Net charge-offs (annualized) to average loans outstanding during the period	0.78%	0.69%	0.48%	0.61%	0.54%
Provision for credit losses on loans and finance leases to net charge-offs during the period	0.69	x	0.57	x	0.76	x	0.74	x	1.02	x

(1)	For the nine-month period ended September 30 2024, includes a recovery totaling $10.0 million associated with the aforementioned bulk sale of fully charged-off consumer loans and finance leases.

Table 10  – Annualized Net (Recoveries) Charge-Offs to Average Loans

	Quarter Ended			Nine-Month Period Ended
	September 30, 2024	June 30, 2024	September 30, 2023	September 30, 2024		September 30, 2023
Residential mortgage	-0.01%	0.01%	-0.01%	0.01%		0.04%
Construction	-0.02%	-0.02%	-3.18%	-0.02%		-1.58%
Commercial mortgage	-0.01%	-0.07%	-0.01%	-0.03%		-0.01%
Commercial and Industrial	0.14%	-0.08%	-0.02%	-0.17%		0.28%
Consumer loans and finance leases	2.47%	2.38%	1.79%	2.19	%(1)	1.61%
Total loans	0.78%	0.69%	0.48%	0.61	%(1)	0.54%

(1)
The $10.0 million recovery associated with the aforementioned bulk sale reduced the consumer loans and finance leases and total net charge-offs to related average loans ratio for the for the nine-month period ended September 30, 2024 by 36 basis points and 11 basis points, respectively.

First BanCorp. Announces Earnings for the Quarter Ended September 30, 2024 – Page 27 of 27
Table 11 – Deposits

	As of
	September 30, 2024	June 30, 2024	December 31, 2023
(In thousands)
Time deposits	$3,067,261	$3,037,120	$2,833,730
Interest-bearing saving and checking accounts	7,484,348	7,461,003	7,534,800
Non-interest-bearing deposits	5,275,733	5,406,054	5,404,121
Total deposits, excluding brokered CDs (1)	15,827,342	15,904,177	15,772,651
Brokered CDs	520,048	624,779	783,334
Total deposits	$16,347,390	$16,528,956	$16,555,985
Total deposits, excluding brokered CDs and government deposits	$12,669,900	$12,706,646	$12,600,719

(1)	As of each of September 30, 2024, June 30, 2024 and December 31, 2023, government deposits amounted to $3.2 billion.